EXHIBIT 10 (e)


                              SECOND AMENDMENT TO

                      HALLMARK FINANCIAL SERVICES, INC.

                 1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


      1.   Introduction.    Resolutions   amending  the  Hallmark   Financial
 Services, Inc. 1994 Non-Employee Director Stock Option Plan (the "1994 Director Plan") were adopted by the Board of Directors on August 22, 2001.

      2. Amendment to Subsection 6(c). In accordance with Section 10 of the 1994 Director Plan, Subsection 6(c) of the 1994 Director Plan is hereby deleted in its entirety and a new Subsection 6(c) is substituted in its place which shall read as follows:

           "(c) Upon termination of an Option holder's service as a Company director for any reason other than the Option holder's death or permanent and total disability, his/her Option shall continue to be exercisable, to the extent vested as of the service termination date, for a period of two (2) years after the service termination date (but in no event later than the expiration date stated in the related option agreement) and shall thereafter lapse and terminate; provided, however, that the Board may reduce or extend the period for exercise of such Option to not earlier than the service termination date or not later than the expiration date stated in the related option agreement. If termination of service occurs on account of the Option holder's death or permanent and total disability, his Options shall continue to be exercisable, to the extent vested as of the service termination date, until the expiration date stated in the related option agreement."

      3.   Effect on Other Provisions.   Except as expressly amended  hereby,
 the 1994 Director Plan shall remain in full force and effect as originally adopted.

                               HALLMARK FINANCIAL SERVICES, INC.



                               By:
                                    Linda H. Sleeper, President